Exhibit 99.1
May 27, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
Another solid month for both business units with consolidated revenue up 7%. Many thanks to the almost 100 people who attended our Annual Meeting. They offered excellent questions and comments.
We continue to remain positive about the 2009 outlook. Credit Suisse reported on May 13, 2009, “Pricing in personal auto is increasing. Competition is abating.” All good news for your company.
Following is our report on April’s results:

	April (Unaudited)
	Current Month			Year To Date
	2009	2008	Change	2009	2008	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$11,036	$11,027	.1%	$57,046	$53,377	7%

• MGA/Carrier Gross Premiums Produced [1,2]	$7,804	$7,315	7%	$41,687	$37,016	13%
• MGA/Carrier Revenues [2]	$4,985	$4,577	9%	$20,965	$19,452	8%

• Retail Agencies Gross Premium Produced [1,2]*	$4,510	$4,988	(10)%	$22,110	$24,698	(10)%
• Retail Agencies Group Revenues [2] *	$702	$753	(7)%	$3,476	$3,873	(10)%

• Company Revenues*	$5,454	$5,104	7%	$23,228	$21,866	6%
• Company Pre-Tax Income before stock option*	$124	$(66)	288%	$1,549	$565	174%
• Company Pre-Tax Income*	$97	$(91)	207%	$1,443	$518	178%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.
[2]	Before intercompany eliminations
*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner Guy W. Millner Chairman and Chief Executive Officer	/s/ Joseph J. Skruck Joseph J. Skruck President and Chief Operating Officer
This document is for informational purposes only and not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.